Filed Pursuant to Rule 433
Registration No. 333-140732

PRICING TERM SHEETS

6.250% Notes due 2015
Issuer:	CSX Corporation
Security:	6.250% Notes due 2015
Size:	$600,000,000
Maturity Date:	April 1, 2015
Coupon:	6.250%
Interest Payment Dates:	April 1st and October 1st, commencing October 1, 2008
Price to Public:	99.943%
Benchmark Treasury:	4.000% due February 15, 2015
Benchmark Treasury Yield:	2.885%
Spread to Benchmark Treasury:	+ 337.5 bp
Yield:	6.260%
Make-Whole Call:	T+ 50 bp
Expected Settlement Date:	March 27, 2008
CUSIP:	126408 GN7
Anticipated Ratings:	Baa3 (Stable) by Moody’s Investors Service, Inc. BBB– (Stable) by Standard & Poor’s Ratings Services BBB– (Stable) by Fitch Ratings Ltd.
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities Inc. UBS Securities LLC
Co-Managers:	Mitsubishi UFJ Securities International plc Mizuho Securities USA Inc. Scotia Capital (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2275 ext. 2663, Citigroup Global Markets Inc. toll free at 1-877-858-5407, Credit Suisse Securities (USA) LLC toll free at 1 (800) 221-1037 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.

Filed Pursuant to Rule 433
Registration No. 333-140732

PRICING TERM SHEETS

7.450% Notes due 2038
Issuer:	CSX Corporation
Security:	7.450% Notes due 2038
Size:	$400,000,000
Maturity Date:	April 1, 2038
Coupon:	7.450%
Interest Payment Dates:	April 1st and October 1st, commencing October 1, 2008
Price to Public:	99.927%
Benchmark Treasury:	5.000% due May 15, 2037
Benchmark Treasury Yield:	4.356%
Spread to Benchmark Treasury:	+ 310 bp
Yield:	7.456%
Make-Whole Call:	T+ 50 bp
Expected Settlement Date:	March 27, 2008
CUSIP:	126408 GP2
Anticipated Ratings:	Baa3 (Stable) by Moody’s Investors Service, Inc. BBB– (Stable) by Standard & Poor’s Ratings Services BBB– (Stable) by Fitch Ratings Ltd.
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities Inc. UBS Securities LLC
Co-Managers:	Mitsubishi UFJ Securities International plc Mizuho Securities USA Inc. Scotia Capital (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2275 ext. 2663, Citigroup Global Markets Inc. toll free at 1-877-858-5407, Credit Suisse Securities (USA) LLC toll free at 1 (800) 221-1037 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.